Exhibit 99.1



Investor Relations Contact:                     Media Contact:
Robert J. Vill                                  Jane Randel
Vice President - Finance and Treasurer          Vice President, Public Relations
Liz Claiborne Inc.                              Liz Claiborne Inc.
201.295.7515                                    212.626.3408


            LIZ CLAIBORNE INC. POSTS RECORD 2nd QUARTER SALES AND EPS
            ---------------------------------------------------------

   o  REPORTS DILUTED EPS OF $0.50 VERSUS $0.46 IN 2nd QUARTER 2004
      -------------------------------------------------------------
   o  INCREASES EPS GUIDANCE FOR FISCAL 2005 TO A RANGE OF $2.98 TO $3.04
      -------------------------------------------------------------------
   o  REPURCHASES 2.8 MM SHARES IN THE QUARTER FOR APPROXIMATELY $105 MM
      ------------------------------------------------------------------


New York, NY July 27, 2005 - Liz Claiborne Inc. (NYSE:LIZ) announced today diluted earnings per share ("EPS") of $0.50 for the second quarter 2005, an increase of 8.7%, compared to diluted EPS of $0.46 for the second quarter 2004. Net sales for the second quarter 2005 were a record $1.1 billion, up 7.1% over the comparable 2004 period.

The Company will sponsor a conference call today at 10:00 am EDT to discuss its second quarter 2005 results. This call will be webcast to the general public and can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available through Wednesday, August 10, 2005.

Paul R. Charron, Chairman and Chief Executive Officer, stated: "We are pleased to report these very strong second quarter results which once again were driven by the strength of our balanced and diversified portfolio and disciplined execution of our core strategies. Our ability to successfully execute our multi-brand, multi-channel, multi-geography diversification strategy enabled us to achieve record sales and EPS which exceeded the upper end of our forecasted range. During the quarter, we returned $105 million of capital to our shareholders through the repurchase of approximately 2.8 million shares of our stock. Our ongoing focus on cash flow management continues to reap benefits, as we have generated $424 million in cash from operations over the past 12 months, providing us with the financial flexibility to continue to execute our strategies."

Mr. Charron continued: "We are especially pleased that more than 70% of the sales increase in the quarter was derived from growth in our existing businesses, with significant contributions from numerous brands across our portfolio. Notable performance was generated by our Mexx Europe, Juicy Couture, J.H. Collectibles, Axcess women's and licensed DKNY(R) Jeans (both men's and women's) wholesale apparel businesses, our cosmetics, Liz Claiborne and licensed Kenneth Cole accessories wholesale non-apparel businesses, our Mexx Canada and Lucky Brand retail businesses and our licensing business."

Mr. Charron concluded: "For fiscal 2005, we are adjusting our sales increase guidance to a range of 6.0 - 7.5% and increasing our EPS guidance to a range of $2.98 - $3.04, reflecting our continued strong performance and the effect of the share repurchases in the second quarter, partially offset by the projected negative second half impact of a stronger dollar. This guidance includes the impact, which we estimate will be approximately $0.11, resulting from the early adoption in the third quarter of 2005 of FASB 123R ("Accounting for Share-Based Payment") as well as the shift in the composition of the Company's 2005 equity-based management compensation toward restricted stock and away from stock options. We believe that it is appropriate to proceed with the adoption of FASB 123R in spite of the SEC's recent announcement delaying the effective date. It is also important to note that the shift toward restricted stock should ultimately reduce dilution and enhance shareholder value, as we expect that fewer shares will be used for equity-based compensation purposes than in prior years.

For the third quarter of 2005, we are providing our initial guidance, forecasting a sales increase of 4 - 5% and EPS in the range of $1.06 - $1.09, including the impact, which we estimate will be approximately $0.05, resulting from the early adoption of FASB 123R and the shift in the composition of the Company's 2005 equity-based management compensation discussed above. All of these forward looking statements exclude the impact of any future acquisitions or additional stock repurchases."

SECOND QUARTER RESULTS
----------------------

Net Sales
---------
Net sales for the second quarter of 2005 were a record $1.1 billion, an increase of $73 million, or 7.1%, compared to the second quarter of 2004. The impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses added approximately $14 million in sales during the quarter. Net sales results for our business segments are provided below:

o  Wholesale  Apparel net sales increased $18 million,  or 2.8%, to $653 million
   ------------------
   as a result of:
   - The inclusion of $4 million of sales from the acquired C & C California business;
   - A $6 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
   - An $8 million net increase across our other wholesale apparel businesses, primarily driven by increases in our Juicy Couture, Mexx Europe, licensed DKNY(R) Jeans (both men's and women's), J.H. Collectibles, Lucky Brand, Axcess (both men's and women's), Liz Claiborne Canada, Dana Buchman, Sigrid Olsen and Crazy Horse men's businesses as well as the addition of our Tint business, partially offset by decreases in our domestic Liz Claiborne, Ellen Tracy and Enyce businesses as well as the impact of the discontinuation of the Kenneth Cole womenswear license. Net sales in our domestic Liz Claiborne business decreased 17.3% compared to last year.

o  Wholesale  Non-Apparel  net sales  increased $23 million,  or 19.0%,  to $141
   ----------------------
   million, primarily due to increases in our cosmetics, Juicy Couture accessories, Liz Claiborne and licensed Kenneth Cole jewelry and Crazy Horse and Villager handbags businesses, as well as the addition of our First Issue and Axcess handbags businesses. Net sales in our domestic Liz Claiborne businesses increased 16.3% compared to last year.

   The impact of foreign currency exchange rates in our international businesses was not material in this segment.

o  Retail net sales increased $30 million, or 11.5%, to $294 million as a result
   ------
   of:
   - A $7 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
   - A $23 million net increase primarily driven by higher comparable store sales in our specialty retail business (including a 30.8% comparable store sales increase in our Lucky Brand business), and the net addition over the last twelve months of 44 specialty retail and 30 outlet stores, reflecting in part the opening of 16 Sigrid Olsen, 13 Mexx Europe, 11 Lucky Brand and 5 Mexx USA specialty retail stores, and 18 Liz Claiborne and 14 Mexx outlet stores in the United States, Canada and Europe.

   Comparable store sales in our Company-operated stores increased by 1.0% overall, driven by a 10.7% increase in our specialty retail business, partially offset by a 5.7% decrease in our outlet business. We ended the quarter with a total of 303 outlet stores, 283 specialty retail stores and 610 international concession stores.

o  Corporate net sales, consisting of licensing revenue, increased $2 million to
   ---------
   $10 million as a result of new licenses and growth from our existing license portfolio.

Gross Profit
------------
Gross profit increased $40 million, or 8.2%, to $529 million in the second quarter of 2005 over the second quarter of 2004. Approximately $8 million of the increase in the quarter was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses. Gross profit as a percent of net sales increased to 48.2% in 2005 from 47.7% in 2004. The increased gross profit rate reflected the positive impact of lower sourcing costs and a changing mix within our portfolio, primarily reflecting an increased proportion of sales from our Mexx Europe and domestic specialty retail businesses, which run at higher gross profit rates than the Company average, as well as a decreased proportion of sales from our domestic Liz Claiborne apparel business, which runs at a lower gross profit rate than the Company average, partially offset by the additional liquidation of excess inventory.

Selling, General & Administrative Expenses
------------------------------------------
Selling, General & Administrative expenses ("SG&A") increased $34 million, or 8.4%, to $437 million, in the second quarter of 2005 over the second quarter of 2004 and as a percent of net sales was 39.8%, compared to 39.3% in the second quarter of 2004 as a result of:
   o The inclusion of $3 million of expenses from the acquired C & C California business and the start-up of new businesses;
   o A $7 million increase resulting from the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses;
   o The inclusion of an additional $2 million of expense resulting from the migration of our equity-based management compensation plan primarily to restricted stock;
   o A $22 million net increase primarily resulting from the expansion of our domestic and international retail businesses as well as the continued investment in building a multi-brand platform in Europe.

The increased SG&A rate primarily reflected the impact of the increased proportion of expenses described above related to our domestic specialty retail and Mexx Europe businesses, which run at higher SG&A rates than the Company average, and reduced expense leverage resulting from the decreased proportion of expenses related to our domestic Liz Claiborne wholesale apparel business, which runs at a lower SG&A rate than the Company average, partially offset by Company-wide expense control initiatives.

Operating Income
----------------
Operating income for the second quarter of 2005 was $92 million (or 8.4% of net sales), compared to $86 million (or 8.4% of net sales) in the second quarter of 2004. The impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses added approximately $1 million in 2005. The increase in operating income primarily resulted from lower sourcing costs, partially offset by increased expenses associated with the expansion of our domestic and international retail businesses, the additional liquidation of excess inventory and continued investment in building a multi-brand platform in Europe, as discussed above. Operating income by business segment is provided below:

o  Wholesale  Apparel operating income was $43 million (or 6.6% of net sales) in
   ------------------
   the second quarter of 2005, compared to $42 million (or 6.7% of net sales) in the second quarter of 2004, principally reflecting increased profits in our Mexx Europe, Juicy Couture, J.H. Collectibles, Axcess women's and licensed DKNY(R) Jeans (both men's and women's) businesses as well as the favorable impact of the discontinuation of the Kenneth Cole womenswear license, partially offset by reduced profits in our Liz Claiborne, Ellen Tracy, Claiborne and Enyce businesses.

o  Wholesale  Non-Apparel  operating  income  was $15  million  (or 10.4% of net
   ----------------------
   sales) in the second quarter of 2005 compared to $10 million (or 8.4% of net sales) in the second quarter of 2004, principally due to increased profits in our Liz Claiborne handbags and fashion accessories, licensed Kenneth Cole jewelry and cosmetics businesses.

o  Retail  operating income was $27 million (or 9.0% of net sales) in the second
   ------
   quarter of 2005 compared to $28 million (or 10.5% of net sales) in the second quarter of 2004, principally reflecting reduced profits in our outlet business along with increased costs associated with building a multi-brand platform in Europe, partially offset by increased profits in our Mexx Canada, Lucky Brand and Sigrid Olsen businesses.

o  Corporate operating income,  primarily consisting of licensing income, was $7
   ---------
   million in the second quarter of 2005, compared to $6 million in the second quarter of 2004.

Net Interest Expense
--------------------
Net interest expense in the second quarter of 2005 was $8 million compared to $7 million in the second quarter of 2004.

Net Income
----------
Net income was $54 million (or 4.9% of net sales) in the second quarter of 2005, compared to $51 million (or 4.9% of net sales) in the second quarter of 2004. Diluted earnings per common share increased to $0.50 in the second quarter of 2005, from $0.46 in the second quarter of 2004, an 8.7% increase.

Average diluted shares outstanding decreased by 1.8 million shares to 108.4 million in the second quarter of 2005 compared to 2004 as a result of the impact of shares repurchased during the second quarter of 2005, partially offset by the exercise of stock options and the effect of dilutive securities.

SIX MONTHS RESULTS
------------------

Net Sales
---------
Net sales for the six months of 2005 were a record $2.312 billion, an increase of $183 million, or 8.6% compared to the six months of 2004. Approximately $30 million of the year-over-year increase was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses. Net sales results for our business segments are provided below:

o  Wholesale Apparel net sales increased $53 million, or 3.8%, to $1.463 billion
   -----------------
   as a result of:
   -  An $8 million increase resulting from the acquisition of C & C California;
   - A $15 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
   - A $30 million net increase across our other wholesale apparel businesses, primarily driven by increases in our Juicy Couture, Mexx Europe, licensed DKNY(R) Jeans (both men's and women's), Axcess (both men's and women's), J.H. Collectibles, Lucky Brand, Liz Claiborne Canada, First Issue, Dana Buchman, Claiborne, Sigrid Olsen and Emma James businesses as well as the addition of our Tint business, partially offset by decreases in our domestic Liz Claiborne, Ellen Tracy and Enyce businesses as well as the impact of the discontinuation of the Kenneth Cole womenswear license. Net sales in our domestic Liz Claiborne business decreased 13.0% compared to last year.

o  Wholesale  Non-Apparel  net sales  increased $48 million,  or 21.0%,  to $278
   ----------------------
   million. The increase primarily reflected increases in our cosmetics, Juicy Couture accessories, Crazy Horse and Villager handbags and Monet, Liz Claiborne and licensed Kenneth Cole jewelry businesses, as well as the addition of our First Issue and Axcess handbags businesses. Net sales in our domestic Liz Claiborne businesses increased 15.6% compared to last year.

   The impact of foreign currency exchange rates in our international businesses was not material in this segment.

o  Retail net sales increased $78 million, or 16.5%, to $550 million as a result
   ------
   of:
   - A $14 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
   - A $64 million net increase primarily driven by higher comparable store sales in our specialty retail business (including a 30.0% comparable store sales increase in our Lucky Brand business) and the net store openings mentioned above.

   Comparable store sales in our Company-operated stores increased by 2.2% overall, driven by a 12.7% increase in our specialty retail business, partially offset by a 5.5% decrease in our outlet business.

o  Corporate  net sales,  primarily  consisting  of licensing  revenue,  was $21
   ---------
   million in the six months of 2005, compared to $17 million in the six months of 2004.

Gross Profit
------------
Gross profit increased $97 million, or 9.8%, to $1.088 billion in the six months of 2005 over 2004. Gross profit as a percent of net sales increased to 47.1% in the six months of 2005 from 46.5% in 2004. Approximately $17 million of the increase was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses. The increased gross profit rate reflected the positive impact of lower sourcing costs and a changing mix within our portfolio, primarily reflecting an increased proportion of sales from our Mexx Europe, Canadian retail and domestic specialty retail businesses, which run at higher gross profit rates than the Company average as well as a decreased proportion of sales from our domestic Liz Claiborne apparel business, which runs at a lower gross profit rate than the Company average, partially offset by the additional liquidation of excess inventory.

Selling, General & Administrative Expenses
------------------------------------------
SG&A increased $87 million, or 11.0%, to $877 million in the six months of 2005 and as a percent of net sales increased to 37.9% in the six months of 2005 from 37.1% in 2004 as a result of:
   o A $5 million increase resulting from the acquisition of C & C California and the start-up of new businesses;
   o A $16 million increase resulting from the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses;
   o The inclusion of an additional $3 million of expense resulting from the migration of our equity-based management compensation plan primarily to restricted stock;
   o A $63 million net increase primarily resulting from the expansion of our domestic and international retail businesses and the continued investment in building a multi-brand platform in Europe.

The increased SG&A rate primarily reflected the impact of the increased proportion of expenses described above related to our domestic specialty retail and Mexx Europe businesses, which run at higher SG&A rates than the Company average, and reduced expense leverage resulting from the decreased proportion of expenses related to our domestic Liz Claiborne wholesale apparel business, which runs at a lower SG&A rate than the Company average, partially offset by Company-wide expense control initiatives.

Operating Income
----------------
Operating income in the six months of 2005 was $211 million, an increase of $11 million, or 5.3%, over 2004. Approximately $2 million of the increase in 2005 was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses. Operating income as a percent of net sales decreased to 9.1% in the six months of 2005 from 9.4% in 2004. The decrease in operating income as a percent of sales primarily resulted from the continued investment in the expansion of our domestic and international retail businesses as well as increased expenses associated with building a multi-brand platform in Europe, as discussed above. Operating income by business segment is provided below:

o  Wholesale  Apparel  operating  income was $149 million in 2005, flat to 2004,
   ------------------
   principally reflecting increased profits in our Juicy Couture, Mexx Europe, J.H. Collectibles, Axcess women's and licensed DKNY(R) Jeans (both men's and women's) businesses as well as the favorable impact of the discontinuation of the Kenneth Cole womenswear license, offset by reduced profits in our Liz Claiborne, Ellen Tracy and Sigrid Olsen businesses. Operating income as a percent of sales decreased to 10.2% in 2005 from 10.6% in 2004.

o  Wholesale  Non-Apparel  operating  income  increased  by $10  million  to $27
   ----------------------
   million (9.6% of net sales) in 2005 compared to $16 million (7.0% of net sales) in 2004, principally due to increased profits in our cosmetics, Juicy Couture accessories, Liz Claiborne, Crazy Horse and Villager handbags and Liz Claiborne, Monet and licensed Kenneth Cole jewelry businesses.

o  Retail  operating income was $19 million (3.5% of net sales) in 2005 compared
   ------
   to $21 million (4.4% of net sales) in 2004, principally reflecting reduced profits in our outlet and Mexx USA businesses, in addition to increased costs associated with building a multi-brand platform in Europe, partially offset by increased profits in our Lucky Brand and Mexx Canada businesses.

o  Corporate operating income, primarily consisting of licensing income, was $16
   ---------
   million in 2005 compared to $14 million in 2004.

Net Interest Expense
--------------------
Net interest expense in the six months of 2005 was $15 million, flat to last year.

Net Income
----------
Net income increased in the six months of 2005 to $126 million, or 5.4% of net sales, from $119 million in 2004, or 5.6% of net sales. Diluted EPS increased 6.5% to $1.15 in the six months of 2005, up from $1.08 in 2004.

Average diluted shares outstanding decreased by 1.5 million shares to 109.2 million in the six months of 2005 on a year-over-year basis, as a result of the impact of shares repurchased during the second quarter of 2005, partially offset by the exercise of stock options and the effect of dilutive securities.

BALANCE SHEET AND CASH FLOW
---------------------------

We ended the second quarter of 2005 with $178 million in cash and marketable securities, compared to $272 million at the end of the second quarter of 2004, and with $503 million of debt outstanding compared to $463 million at the end of the second quarter of 2004. This $134 million increase in our net debt position is primarily attributable to $105 million in share repurchases, the 160 million euro ($192 million based upon the exchange rate on such date) final payment made in connection with the fiscal 2001 acquisition of Mexx Europe, $144 million in capital and in-store expenditures, the $29 million payment made in connection with the acquisition of C & C California, the $35 million payment made in connection with the purchase of an additional 8.25% of the equity interest of Lucky Brand and the 45 million Canadian dollars ($37 million based upon the exchange rate on such date) final payment made in connection with the fiscal 2002 acquisition of Mexx Canada over the prior twelve months, partially offset by cash flow from operations for the prior twelve months of $424 million and the effect of foreign currency translation on our Eurobond (which reduced our debt balance by $7 million). We ended the second quarter with $1.872 billion in stockholders' equity, giving us a total debt to total capital ratio of 21.2% at the end of the second quarter of 2005, compared to 22.1% at the end of the second quarter of 2004. As of the end of the second quarter of 2005, we had approximately $246 million remaining on our share repurchase authorization.

Accounts receivable increased $36 million, or 7.8%, at the end of the second quarter of 2005 compared to the end of the second quarter of 2004, primarily due to increased sales volume and the timing of shipments in the quarter. The impact on our accounts receivable balance of foreign currency exchange rates in our international businesses was not material.

Inventories increased $35 million, or 6.4%, at the end of the second quarter of 2005 compared to the end of the second quarter of 2004. New business initiatives added $8 million to our inventory levels. The continuing expansion of our specialty retail business added $16 million to our inventory levels. The impact on our inventory balance of foreign currency exchange rates in our international businesses was not material.

Net cash provided by operating activities was $24 million in the six months of 2005, compared to $57 million in the six months of 2004. This $33 million decrease in cash flow was primarily due to changes in working capital in 2005 compared to 2004, driven primarily by year-over-year changes in accrued expenses primarily due to the payment of employment-related obligations, partially offset by year-over-year changes in our inventory balance as well as the year-over-year increase in net income.

Net cash used in investing activities was $158 million in the six months of 2005, compared to $71 million in the six months of 2004. Net cash used in 2005 primarily reflected the $29 million payment made in connection with the acquisition of C & C California, the $35 million payment made in connection with the purchase of an additional 8.25% of the equity interest of Lucky Brand and the 45 million Canadian dollars ($37 million based upon the exchange rate on such date) final payment made in connection with the fiscal 2002 acquisition of Mexx Canada as well as $60 million for capital and in-store expenditures. Net cash used in 2004 primarily reflected $63 million in capital and in-store expenditures.

Net cash used in financing activities was $84 million in the six months of 2005, compared to $89 million in the six months of 2004. This $5 million decrease primarily reflected a year-over-year reduction in the purchase of common stock, partially offset by a year-over-year decrease in proceeds received from the exercise of stock options.

FORWARD OUTLOOK
---------------

For fiscal 2005, we are adjusting our sales increase  guidance to a range of 6.0
- 7.5%, reaffirming our operating margin guidance in the range of 10.9 - 11.1% and increasing our EPS guidance to a range of $2.98 - $3.04, reflecting our continued strong performance and share repurchase activity in the second quarter, partially offset by the projected negative second half impact of a stronger dollar. This includes the impact, which we estimate will be approximately $0.11, resulting from the early adoption in the third quarter of 2005 of FASB 123R ("Accounting for Share-Based Payment") and a shift in the composition of the Company's 2005 equity-based compensation discussed above. We do not expect foreign currency exchange rates in our international businesses to have a material impact on full year 2005 results.

   o In our wholesale apparel segment, we expect fiscal 2005 net sales to increase in the range of 2 - 3%, primarily driven by the acquisition of C & C California in addition to increases in our Juicy Couture, Mexx Europe, Axcess men's and women's, J.H. Collectibles, licensed DKNY(R) Jeans, Lucky Brand and Emma James businesses, as well as the addition of our Tint, Metroconcepts, Belongings and Tapemeasure businesses, partially offset by decreases in our domestic Liz Claiborne business and the impact of the discontinuation of our Kenneth Cole womenswear license. We expect net sales in our domestic Liz Claiborne business to decrease in the mid teens year-over-year.
   o In our wholesale non-apparel segment, we expect fiscal 2005 net sales to increase in the range of 11 - 13%, primarily driven by increases in our cosmetics, Juicy Couture accessories, handbags and jewelry businesses. We expect net sales in our domestic Liz Claiborne businesses to increase high single digits year-over-year.
   o In our retail segment, we expect fiscal 2005 net sales to increase in the range of 14 - 17%, primarily driven by increases in our Lucky Brand, Mexx Europe, outlet, Sigrid Olsen, Liz Claiborne Canada, Mexx Canada and Mexx USA businesses. We project comparable store sales to be flat to up low single digits over fiscal 2004.
   o In our corporate segment, we expect fiscal 2005 licensing revenue to increase by 15% over fiscal 2004.

For the third quarter of 2005, we are providing our initial guidance, forecasting a net sales increase of 4 - 5%, an operating margin in the range of
13.6 - 13.9% and EPS in the range of $1.06 - $1.09, including the impact, which we estimate will be approximately $0.05, resulting from the early adoption of FASB 123R ("Accounting for Share-Based Payment") and the shift in the composition of the Company's 2005 equity-based management compensation discussed above. We do not expect foreign currency exchange rates in our international businesses to have a material impact on third quarter 2005 results.

   o In our wholesale apparel segment, we expect third quarter 2005 net sales to increase in the range of 0 - 1%, primarily driven by the acquisition of C & C California as well as increases in our Mexx Europe, Juicy Couture, Lucky Brand, J.H. Collectibles, Emma James and Axcess women's businesses, as well as the addition of our Tint, Metroconcepts, Belongings and Tapemeasure businesses, partially offset by a decrease in our domestic Liz Claiborne business as well as the impact of the discontinuation of our licensed Kenneth Cole womenswear business.
   o In our wholesale non-apparel segment, we expect third quarter 2005 net sales to increase in the range of 4 - 6%, primarily driven by increases in our jewelry and handbags businesses.
   o In our retail segment, we expect third quarter 2005 net sales to increase in the range of 15 - 18%, primarily driven by increases in our Mexx Europe, outlet, Lucky Brand, Mexx Canada, Sigrid Olsen, Liz Claiborne Canada and Mexx USA businesses.
   o In our corporate segment, we expect third quarter 2005 licensing revenue to increase by 10%.

All of these forward-looking statements exclude the impact of any future acquisitions or additional stock repurchases.

Statements contained herein that relate to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated results of operations or level of business for 2005 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include risks related to the continuing challenging retail and macro-economic conditions, including the levels of consumer confidence and discretionary spending and the levels of customer traffic within department stores, malls and other shopping and selling environments, and a continuation of the deflationary trend in prices for apparel products; risks related to retailer and consumer acceptance of the Company's products; risks related to the Company's ability, especially through its sourcing, logistics and technology functions, to operate within substantial production and delivery constraints, including risks associated with the possible failure of the Company's unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with Company policies regarding labor practices or applicable laws or regulations; risks related to the Company's ability to adapt to and compete effectively in the new quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products, as well as lowered barriers to entry; risks associated with the Company's dependence on sales to a limited number of large United States department store customers; risks associated with the Company's ability to maintain and enhance favorable brand recognition; risks associated with the operation and expansion of the Company's own retail business; risks associated with the Company's ability to correctly balance the level of its commitments with actual orders; risks associated with the Company's ability to identify appropriate acquisition candidates and negotiate favorable financial and other terms, against the background of increasing market competition (from both strategic and financial buyers) for the types of acquisitions the Company has made; risks associated with acquisitions and new product lines and markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment; risks associated with the Company's ability to attract and retain talented, highly qualified executives and other key personnel; risks associated with any significant disruptions in the Company's relationship with, and any work stoppages by, its employees,
including  its  union  employees;   risks  associated  with  providing  for  the
succession  of senior  management;  risks  associated  with  changes  in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including the impact of foreign currency exchange rates, currency devaluations in countries in which the Company sources product; risks associated with war, the threat of war and terrorist activities; work stoppages or slowdowns by suppliers or service providers; risks relating to protecting and managing intellectual property; and such other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices as are set forth in our 2004 Annual Report on Form 10-K, including, without limitation, those set forth under the heading "Business-Competition; Certain Risks" and under the heading "Statement Regarding Forward-Looking Statements". The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Liz Claiborne Inc. designs and markets an extensive range of women's and men's fashion apparel and accessories appropriate to wearing occasions ranging from casual to dressy. The Company also markets fragrances for women and men. Liz Claiborne Inc.'s brands include Axcess, Belongings, Bora Bora, C&C California, Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, Enyce, First Issue, Intuitions, J.H. Collectibles, Juicy Couture, Lady Enyce, Laundry by Shelli Segal, LIZ, Liz Claiborne, Lucky Brand, Mambo, Marvella, Metroconcepts, Mexx, Monet, Monet 2, Realities, Sigrid Olsen, Soul, Spark, Tapemeasure, Tint, Trifari and Villager. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men's and women's collections of DKNY(R) Jeans and DKNY(R) Active, as well as CITY DKNY(R) better women's sportswear in the Western Hemisphere. The Company also has the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names.



Financial tables attached

                               LIZ CLAIBORNE INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                (All amounts in thousands except per share data)
                                   (Unaudited)


                                            13 weeks ended    13 weeks ended     26 weeks ended    26 weeks ended
                                             July 2, 2005      July 3, 2004       July 2, 2005      July 3, 2004
                                             ------------      ------------       ------------      ------------
Net Sales                                     $  1,099,104     $  1,025,924       $  2,311,511      $  2,128,691
Cost of Goods Sold                                 569,644          536,490          1,223,821         1,138,227
                                              ------------     ------------       ------------      ------------
Gross Profit                                       529,460          489,434          1,087,690           990,464

Selling, General & Administrative
   Expenses                                        437,425          403,595            876,899           790,298
                                              ------------     ------------       ------------      ------------

Operating Income                                    92,035           85,839            210,791           200,166

Other Expense - Net                                   (446)            (933)            (1,060)           (1,523)

Interest Expense - Net                              (7,781)          (6,896)           (15,369)          (14,506)
                                              ------------     ------------       ------------      ------------


Income Before Provision for Income Taxes            83,808           78,010            194,362           184,137

Provision for Income Taxes                          29,668           27,460             68,804            64,817
                                              ------------     ------------       ------------      ------------
Net Income                                    $     54,140     $     50,550       $    125,558      $    119,320
                                              ============     ============       ============      ============


Weighted Average Common Shares
   Outstanding                                     106,671          108,703            107,367           108,992

Basic Earnings per Common Share                      $0.51            $0.47              $1.17             $1.09
                                                     =====            =====              =====             =====

Weighted Average Common Shares and
   Share Equivalents Outstanding                   108,378          110,216            109,218           110,730

Diluted Earnings per Common Share                    $0.50            $0.46              $1.15             $1.08
                                                     =====            =====              =====             =====


Supplemental Information:
Dividends per Common Share (Rounded to
   the nearest penny)                                $0.06            $0.06              $0.11             $0.11
                                                     =====            =====              =====             =====

                               LIZ CLAIBORNE INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (All dollar amounts in thousands)
                                   (Unaudited)


                                                 July 2, 2005      July 3, 2004
                                                 ------------      ------------
Assets
   Current Assets:
     Cash and cash equivalents                   $    168,843      $    213,024
     Marketable securities                              8,721            58,576
     Accounts receivable - trade, net                 491,354           455,820
     Inventories, net                                 575,919           541,400
     Deferred income taxes                             44,968            46,047
     Other current assets                             128,055           101,180
                                                 ------------      ------------
         Total Current Assets                       1,417,860         1,416,047
                                                 ------------      ------------

   Property and Equipment - net                       459,734           423,967
   Goodwill and Intangibles - net                   1,145,166           839,340
   Other Assets                                        10,007             5,161
                                                 ------------      ------------
Total Assets                                     $  3,032,767      $  2,684,515
                                                 ============      ============

Liabilities and Stockholders' Equity
   Current Liabilities                           $    618,157      $    540,682
   Long-Term Debt                                     430,536           430,965
   Other Non-Current Liabilities                       53,513            21,034
   Deferred Income Taxes                               55,422            50,552
   Minority Interest                                    2,955            11,879
   Stockholders' Equity                             1,872,184         1,629,403
                                                 ------------      ------------
Total Liabilities and Stockholders' Equity       $  3,032,767      $  2,684,515
                                                 ============      ============

                               LIZ CLAIBORNE INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (All dollar amounts in thousands)
                                   (Unaudited)


                                                   26 weeks ended 26 weeks ended
                                                    July 2, 2005   July 3, 2004
                                                    ------------   ------------
Cash Flows from Operating Activities:
  Net income                                        $    125,558   $    119,320
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization                         59,479         53,082
    Deferred income taxes                                  6,748            300
    Other - net                                           12,314         10,684
    Change in current assets and liabilities,
      exclusive of acquisitions:
      (Increase) in accounts receivable - trade          (71,632)       (72,508)
      (Increase) in inventories                          (46,410)       (64,291)
      (Increase) in other current assets                 (39,315)       (19,653)
      Increase in accounts payable                        14,659         12,958
      (Decrease) increase in accrued expenses            (13,889)        34,891
      (Decrease) in income taxes payable                 (23,813)       (17,649)
                                                    ------------   ------------
        Net cash provided by operating activities         23,699         57,134
                                                    ------------   ------------

Cash Flows from Investing Activities:
  Purchases of investment instruments                     (1,016)           (49)
  Purchases of property and equipment                    (56,915)       (59,975)
  Payments for acquisitions, net of cash acquired        (99,822)        (4,844)
  Payments for in-store merchandise shops                 (3,303)        (3,012)
  Other - net                                              3,213         (3,007)
                                                    ------------   ------------
        Net cash used in investing activities           (157,843)       (70,887)
                                                    ------------   ------------

Cash Flows from Financing Activities:
  Short-term borrowings                                   16,168         13,414
  Principal payments under capital lease obligations        (981)            --
  Proceeds from exercise of common stock options          18,213         26,893
  Purchase of common stock                              (105,166)      (116,817)
  Dividends paid                                         (11,990)       (12,244)
                                                    ------------   ------------
        Net cash used in financing activities            (83,756)       (88,754)
                                                    ------------   ------------

Effect of Exchange Rate Changes on Cash                    1,106         22,028
                                                    ------------   ------------

Net Change in Cash and Cash Equivalents                 (216,794)       (80,479)
Cash and Cash Equivalents at Beginning of Period         385,637        293,503
                                                    ------------   ------------
Cash and Cash Equivalents at End of Period          $    168,843   $    213,024
                                                    ============   ============

                               LIZ CLAIBORNE INC.
                                SEGMENT REPORTING
                        (All dollar amounts in thousands)
                                   (Unaudited)


                              13 weeks ended    % to     13 weeks ended    % to
                               July 2, 2005     Total     July 3, 2004     Total
                               ------------     -----     ------------     -----
NET SALES:
   Wholesale Apparel           $    653,216     59.4%     $    635,526     61.9%
   Wholesale Non-Apparel            141,383     12.9%          118,817     11.6%
   Retail                           294,410     26.8%          263,932     25.7%
   Corporate                         10,095      0.9%            7,649      0.8%
                               ------------    ------     ------------    ------
     Total Net Sales           $  1,099,104    100.0%     $  1,025,924    100.0%
                               ============    ======     ============    ======

                              13 weeks ended    % of     13 weeks ended    % of
                               July 2, 2005     Sales     July 3, 2004     Sales
                               ------------     -----     ------------     -----
OPERATING INCOME:
   Wholesale Apparel           $     43,437      6.6%     $     42,356      6.7%
   Wholesale Non-Apparel             14,650     10.4%           10,005      8.4%
   Retail                            26,554      9.0%           27,750     10.5%
   Corporate                          7,394     73.2%            5,728     74.9%
                               ------------    ------     ------------    ------
     Total Operating Income    $     92,035      8.4%     $     85,839      8.4%
                               ============    ======     ============    ======

                              13 weeks ended    % to     13 weeks ended    % to
                               July 2, 2005     Total     July 3, 2004     Total
                               ------------     -----     ------------     -----
NET SALES:
   Domestic                    $    828,379     75.4%     $    791,078     77.1%
   International                    270,725     24.6%          234,846     22.9%
                               ------------    ------     ------------    ------
     Total Net Sales           $  1,099,104    100.0%     $  1,025,924    100.0%
                               ============    ======     ============    ======

                              13 weeks ended    % of     13 weeks ended    % of
                               July 2, 2005     Sales     July 3, 2004     Sales
                               ------------     -----     ------------     -----
OPERATING INCOME:
   Domestic                    $     81,586      9.8%     $     81,243     10.3%
   International                     10,449      3.9%            4,596      2.0%
                               ------------    ------     ------------    ------
     Total Operating Income    $     92,035      8.4%     $     85,839      8.4%
                               ============    ======     ============    ======

                               LIZ CLAIBORNE INC.
                                SEGMENT REPORTING
                        (All dollar amounts in thousands)
                                   (Unaudited)


                              26 weeks ended    % to     26 weeks ended    % to
                               July 2, 2005     Total     July 3, 2004     Total
                               ------------     -----     ------------     -----
NET SALES:
   Wholesale Apparel           $  1,462,862     63.3%     $  1,409,961     66.2%
   Wholesale Non-Apparel            278,043     12.0%          229,823     10.8%
   Retail                           549,944     23.8%          471,955     22.2%
   Corporate                         20,662      0.9%           16,952      0.8%
                               ------------    ------     ------------    ------
     Total Net Sales           $  2,311,511    100.0%     $  2,128,691    100.0%
                               =============   ======     ============    ======

                              26 weeks ended    % of     26 weeks ended    % of
                               July 2, 2005     Sales     July 3, 2004     Sales
                               ------------     -----     ------------     -----
OPERATING INCOME:
   Wholesale Apparel           $    148,862     10.2%     $    149,453     10.6%
   Wholesale Non-Apparel             26,598      9.6%           16,168      7.0%
   Retail                            19,091      3.5%           20,992      4.4%
   Corporate                         16,240     78.6%           13,553     79.9%
                               ------------    ------     ------------    ------
     Total Operating Income    $    210,791      9.1%     $    200,166      9.4%
                               ============    ======     ============    ======

                              26 weeks ended    % to     26 weeks ended    % to
                               July 2, 2005     Total     July 3, 2004     Total
                               ------------     -----     ------------     -----
NET SALES:
   Domestic                    $  1,728,443     74.8%     $  1,625,591     76.4%
   International                    583,068     25.2%          503,100     23.6%
                               ------------    ------     ------------    ------
     Total Net Sales           $  2,311,511    100.0%     $  2,128,691    100.0%
                               =============   ======     ============    ======

                              26 weeks ended    % of     26 weeks ended    % of
                               July 2, 2005     Sales     July 3, 2004     Sales
                               ------------     -----     ------------     -----
OPERATING INCOME:
   Domestic                    $    181,237     10.5%     $    175,859     10.8%
   International                     29,554      5.1%           24,307      4.8%
                               ------------    ------     ------------    ------
     Total Operating Income    $    210,791      9.1%     $    200,166      9.4%
                               ============    ======     ============    ======